Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-effective amendment to Form S-8 Registration Statement of our report dated March 5, 2004, relating to the financial statements and financial statement schedule of Harmonic Inc., which appear in Harmonic Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
June 11, 2004